Exhibit 99.1

Montage Resources Corporation Announces Randall M. Albert to Succeed Michael Jennings as Chairman of the Board of Directors

IRVING, TX- December 16, 2019- (BUSINESS WIRE) - Montage Resources Corporation (NYSE:MR) (the “Company” or “Montage Resources”) today announced that Michael Jennings, Chairman of the Board, has resigned from the board of directors of the Company (the "Board") effective as of December 13, 2019 in order to focus his efforts on his recent appointment as CEO and President of HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”), to which he was appointed effective as of January 1, 2020, as announced by HollyFrontier on November 15, 2019.  The resignation was not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company's operations, policies or practices. In connection with Mr. Jennings resignation from the Board, the size of the Board was reduced from ten members to nine members and Randall M. Albert, currently a member of the Board, was appointed as Chairman of the Board and will serve on the Company’s Audit Committee and Compensation Committee.

John Reinhart, President and CEO, commented, “On behalf of my fellow directors, the Company's management team, and its shareholders, I would like to thank Mike for his service to Montage Resources over these past few years.  Mike joined the Board in 2016 and has provided valuable leadership, insight and assistance to the Company's progress during his tenure. We are grateful for his contributions and wish him the very best in the future. Additionally, we are extremely pleased with the Board’s decision to appoint Randy as our new Chairman.  He has many years of valuable operational experience in the Appalachian Basin and we look forward to his stewardship in this vital role.”

Randall M. Albert previously served as a member of the board of Montage Resources predecessor (Eclipse Resources Corporation) since June 2014 and was elected Lead Independent Director of Eclipse Resources Corporation in November 2014. Mr. Albert served as the Chief Operating Officer of the Gas Division of CONSOL Energy Inc., a producer of coal and natural gas (“CONSOL”), from 2010 until January 2014. From 2005 until 2010, he was the operational leader of CONSOL’s gas business in Northern Appalachia. Mr. Albert began working for CONSOL in 1979 and was selected to lead the operation of its coal bed methane gas business in Southern Appalachia in 1985. He is a board member of Wellsite Fishing and Rentals, and an Advisory board member to Gas Field Services and Black Bay Energy Capital and he served as a founding advisory member of the board and chairman of the Marcellus Shale Coalition. Additionally, he currently serves on the advisory board for the Virginia Tech Mining Engineering Department. Mr. Albert is a Registered Professional Engineer in Virginia and West Virginia and holds a B.S. degree in Mining Engineering from Virginia Polytechnic Institute and State University, where in 2016 Mr. Albert was inducted into the Academy of Engineering Excellence, the highest honor bestowed on College of Engineering graduates at Virginia Tech.

About Montage Resources

Montage Resources is an exploration and production company with approximately 218,000 net effective undeveloped acres currently focused on the Utica and Marcellus Shales of southeast Ohio, West Virginia and North Central Pennsylvania. For more information, please visit the Company’s website at www.montageresources.com.

Contact:

Montage Resources Corporation

Douglas Kris, Investor Relations

(469) 444-1736

dkris@mresources.com